Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$28,650

Pricing Supplement Dated June 5, 2012 (To Prospectus dated November 20, 2009 and Prospectus Supplement dated November 20, 2009)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-163273

PACCAR Financial Corp.

Medium-Term Notes, Series M – Floating Rate

CUSIP # 69371RK70

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐		Barclays Capital Inc.
☒		Citigroup Global Markets Inc.
☐		BNP Paribas Securities Corp.
☐		Mitsubishi UFJ Securities (USA), Inc.
☐		Goldman, Sachs & Co.
☐		J.P. Morgan Securities LLC
☒	Other:	RBC Capital Markets, LLC
Wells Fargo Securities, LLC ANZ Securities, Inc. Santander Investment Securities Inc.
acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale

☒	a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: June 8, 2012 (T+3)

Agent’s Discount or Commission: 0.150%	Final Maturity Date: June 5, 2014

Net Proceeds to Company: $249,625,000

Interest Payment Date(s): March 5, June 5, September 5 and December 5 commencing September 5, 2012

Record Dates: February 19, May 22, August 22 and November 21 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Rate Calculation:
☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note
☐ Inverse Floating Rate Note	Fixed Rate Commencement Date:
Fixed Interest Rate:	Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: June 8, 2012

Interest Reset Date(s): March 5, June 5, September 5 and December 5.

Interest Rate Basis:

☐	CD Rate

☐	Commercial Paper Rate

☐	CMT Rate

☐	Reuters Page FRBCMT

☐	Reuters Page FEDCMT

If Reuters Page FEDCMT:

☐	Weekly Average

☐	Monthly Average
☐	Federal Funds Rate

☒	LIBOR

Designated LIBOR Page:

☒	Reuters Page LIBOR 01

☐	Reuters Page LIBOR 02

Designated LIBOR Currency:

☐	Prime Rate

☐	Treasury Rate

☐	Other (see attached)

Index Maturity: 3 month LIBOR

Spread (+/-): +0.250%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to
☒	Actual/360 for the period from June 8, 2012 to June 5, 2014
☐	Actual/Actual for the period from to

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:         %

Annual Redemption Percentage Reduction:         % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid at the option of the holder prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                                        (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:         %

Form:         ☒ Book-Entry        ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$70,000,000.00
RBC Capital Markets, LLC	Bookrunner	$70,000,000.00
Wells Fargo Securities, LLC	Bookrunner	$70,000,000.00
ANZ Securities, Inc.	Co-Manager	$20,000,000.00
Santander Investment Securities Inc.	Co-Manager	$20,000,000.00
Total		$250,000,000.00

Other Provisions: N/A